Exhibit 99.2
ITEM 9.01 (b) PRO FORMA FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

	Historical		Pro Forma
	Year Ended December 31, 2005		Adjustments	Pro Forma
	SonicWALL	MailFrontier	(Note 3)	Combined
	(In thousands, except per share data)
Revenue	135,324	6,309	—	141,633
Total cost of revenue	40,282	1,971	675	42,928

Gross profit	95,042	4,338	(675)	98,705

Operating expenses:
Research and development	22,603	3,088	—	25,691
Sales and marketing	53,367	8,217	—	61,584
General and administrative	15,535	2,365	—	17,900
Amortization of purchased intangible assets	2,893	—	250	3,143
Stock-based compensation	201	—	—	201

Total operating expenses	94,599	13,670	250	108,519

(Loss) income from operations	443	(9,332)	(925)	(9,814)

Interest income and other expense, net	6,867	63	—	6,930

(Loss) income before income taxes	7,310	(9,269)	(925)	(2,884)
Provision for income taxes	(1,034)	—	363	(671)

Net (loss) income	$6,276	$(9,269)	$(562)	$(3,555)

Net (loss) income per share:
Basic	$0.10			$(0.05)

Diluted	$0.09			$(0.05)

Shares used in computing (net loss) net income per share:
Basic	64,684			64,684
Diluted	66,797			64,684
See accompanying notes to the unaudited pro forma condensed combined consolidated financial statements

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information
1. Basis of Pro Forma Presentation
     The unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2005 is based on the historical financial statements of SonicWALL, Inc. (the “Company” or “SonicWALL”) and MailFrontier, Inc. (“MailFrontier”) after giving effect to the Company’s acquisition of MailFrontier (the “Acquisition”) and the assumptions and adjustments described in the notes herein. MailFrontier’s fiscal year ends on December 31 which is the same as the fiscal year end of SonicWALL. No pro forma adjustments were required to conform MailFrontier’s accounting policies to SonicWALL’s accounting policies. The allocation of the purchase price described in the note 2 is based upon the valuation performed by a third-party valuation firm.
     The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations of the Company that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations of the Company. The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that the Company may achieve with respect to the combined companies.
     The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes in SonicWALL’s annual reports on Form 10-K and MailFrontier’s audited financial statements for the period ended December 31, 2005 which are incorporated herein as Exhibit 99.1. The pro forma combined results of operations of SonicWALL and MailFrontier for the three months ended March 31, 2006 and March 31, 2005 were disclosed in the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission.
2. Purchase Price Allocation
     On February 22, 2006, the Company completed the acquisition of MailFrontier, Inc. for approximately $29.8 million in purchase consideration, consisting of cash of approximately $29.3 million, assumed stock options in the amount of $109,000 and $450,000 in direct transaction costs incurred in connection with the acquisition. In accordance with SFAS 141, Business Combinations, this transaction was accounted for as a purchase business combination. MailFrontier’s results of operations are included in the Company’s consolidated statements of operations from the date of acquisition for the three months ended March 31, 2006.
     The Company acquired MailFrontier to expand its offering in secure content management business, especially in email security space. MailFrontier is an email security company that protects organizations against inbound and outbound threats such as spam, phishing, viruses, directory harvest attacks and policy violations, provides control for content compliance, and enables consolidation of email infrastructure.
     The Company allocated the purchase price based upon the fair value of the assets acquired and liabilities assumed. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been allocated to the identified intangible assets in accordance with the requirements of SFAS 141 and SFAS 142, Goodwill and Other Intangible Assets. The following is the allocation of the purchase consideration (in thousands):

Net tangible liabilities	$(3,537)
Intangible assets	$3,590
IPR&D	$1,580
Goodwill	$28,163

Total purchase consideration	$29,796

     The acquired intangible assets of $3.6 million consists of the following: (1) $2.7 million that was assigned to purchased technology and will be amortized over its estimated useful life of four years; (2) $0.6 million was assigned to customer relationships which will be amortized over six years; and (3) $0.3 million that was assigned to technology license and non-compete covenants which will be amortized over a period of 4 months to two years.
     The Company’s methodology for allocating the purchase price for purchase acquisitions to in-process research and development (“IPR&D”) is determined through established valuation techniques in the high-technology internet security industry. IPR&D is expensed upon acquisition because technological feasibility has not been established and no future alternative uses exist. Total IPR&D expense of $1.6 million was charged to product development expenses on the date the assets were acquired.
3. Pro Forma Adjustment
     The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the merger had taken place at the beginning of each of the periods presented. The pro forma financial information for the year ended December 31, 2005 includes amortization charges from acquired intangible assets and the related tax effect calculated at the statutory rate in effect during fiscal 2005.